                                                                      EXHIBIT 12



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



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
                                                              Nine Months Ended
                                                       -----------------------------
                                                       March 31, 2002  April 1, 2001
                                                       --------------  -------------


Net income                                                 $22,569        $43,513

Add:
       Interest                                             33,923         21,689
       Income tax expense and other taxes on income         11,636         25,550
       Fixed charges of unconsolidated subsidiaries           --             --
                                                           -------        -------
                    Earnings as defined                    $68,128        $90,752
                                                           =======        =======

Interest                                                   $33,923        $21,689
Fixed charges of unconsolidated subsidiaries                  --             --
                                                           -------        -------
                    Fixed charges as defined               $33,923        $21,689
                                                           =======        =======

Ratio of earnings to fixed charges                            2.01 x         4.18 x
                                                           =======        =======
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